Exhibit 23.1

CONSENT OF ELVINGER, HOSS & PRUSSEN

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Validity of Notes”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Prospectus Supplement, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

/s/ ELVINGER, HOSS & PRUSSEN
Luxembourg, Grand-Duchy of Luxembourg

February 17, 2012